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                                                                 Mary P. Breen
                                                                Vice President
                                                 and Associate General Counsel
                                                                (212) 314-3815
                                                           Fax: (212) 707-1882

                                                                LAW DEPARTMENT

[EQUITABLE LOGO]


                                                                April 24, 1998


The Equitable Life Assurance
  Society of the United States
1290 Avenue of the Americas
New York, New York  10104

Dear Sirs:

            This opinion is furnished in connection with the Form N-3 Registration Statement of The Equitable Life Assurance Society of the United States ("Equitable") under the Securities Act of 1933, as amended (the "Act"), relating to separate account units of interest ("Units") under a group annuity contract, as amended, issued by Equitable to Chase Manhattan Bank, N.A. as Trustee of the Members Retirement Trust and of the Members Pooled Trust for Retirement Plans (the "Members Contract") (the separate accounts included in the Members Contract being referred to herein collectively as the "Separate Accounts"). The Members Contract is designed to provide benefits under retirement plans and trusts adopted by members of certain groups and other eligible persons for themselves and their employees. Such plans and trusts will be qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The securities being registered are to be offered in the manner described in the Registration Statement covering up to $35 million of the plan contributions to be received under the Contracts.

            I have examined all such corporate records of Equitable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

            1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

            2. The Separate Accounts were duly created pursuant to the provisions of the New York Insurance Law.

THE EQUITABLE LIFE ASSURANCE SOCIETY     1290 AVENUE OF THE AMERICAS,
                                         NEW YORK, NEW YORK 10104

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The Equitable Life Assurance
  Society of the United States
April 24, 1998
Page 2


            3. The assets of the Separate Accounts are owned by Equitable; Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Accounts must be credited to or charged against such Accounts, without regard to the other income, gains or losses of Equitable.

            4. The Members Contract provides that the portion of the assets of the Separate Accounts equal to the reserves and other contract liabilities with respect to the Separate Accounts shall not be chargeable with liabilities arising out of any other business Equitable may conduct.

            5. The Members Contract and the Units issued thereunder have been duly authorized; and the Members Contract constitutes, and the Units when issued thereunder will constitute, validly issued and binding obligations of Equitable in accordance with their terms.

            I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Mary P. Breen

                                               Mary P. Breen